UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2013

VESTIN REALTY MORTGAGE II, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2013, Eric Bullinger resigned his position as Chief Financial officer as Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc and the equivalent of Chief Financial Officer of Vestin Fund III, LLC (hereafter referred to collectively as the “Vestin Entities”).

On January 14, 2013, the Board of Directors appointed Tracee Gress as our Chief Financial Officer. Ms. Gress, 42, will also serve as the Chief Financial Officer of Vestin Realty Mortgage I, Inc. and the equivalent of the Chief Financial Officer of Vestin Fund III, LLC.  Ms. Gress’ services are furnished to us pursuant to an accounting services agreement entered into by our manager and Strategix Solutions, LLC (“Strategix Solutions”). Strategix Solutions is managed by LL Bradford & Company (“LL Bradford”), a certified public accounting firm, and provides accounting and financial reporting services on our behalf. Ms. Gress has worked for LL Bradford for approximately 4.5 years. Ms. Gress has audited both public and non-public companies and has also served as Chief Financial Officer for various non-public companies. Ms. Gress will be compensated solely by Strategix Solutions.  Ms. Gress’ responsibilities at Strategix Solutions include matters unrelated to the Vestin Entities.  Strategix Solutions has an agreement with the Vestin Entities whereby Strategix Solutions receives certain compensation for the performance of accounting services for the Vestin Entities.  Such accounting services include services in addition to the services to be provided by Ms. Gress.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 17, 2013

VESTIN REALTY MORTGAGE II, INC.

By: Vestin Mortgage, LLC, its sole manager

By: __/s/ Tracee Gress_______________
       Tracee Gress
       Chief Financial Officer